Exhibit 99.1

CONTACTS
For: Todd Jensen (212) 415-6500	FOR IMMEDIATE RELEASE
American Realty Capital
tjensen@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital Healthcare Trust Places Three Healthcare Facilities
Under Contract for $46.5 million

New York, NY, May 23, 2011 - American Realty Capital Healthcare Trust, Inc., (“ARC Healthcare” or the “Company”) announced today that it has entered into contracts to acquire three high quality, income-producing healthcare facilities aggregating $46.5 million in purchase price.

ARC Healthcare has executed a purchase and sale agreement to acquire Texarkana Surgery Center, a 17,500 square foot, single-story ambulatory surgery center net leased to Texarkana Surgery Center, L.P. through April 2021. The property was completed as a build-to-suit for the physicians who later formed a partnership with Symbion, Inc.  Symbion, headquartered in Nashville, Tennessee, is a leading operator of short-stay surgical facilities.  Approximately fifty doctors practice within this facility across various specialties including ophthalmology and ENT (ear, nose and throat).  Twenty-three of those practicing physicians are investors with Symbion in the Tenant entity.  The property is located in Texarkana, Texas approximately one mile from Christus St. Michael Hospital, a 312-bed acute care hospital.  The acquisition of this property is anticipated to close in the 2nd quarter 2011.

The second property that ARC Healthcare has placed under contract is the Reliant Rehabilitation Center, a 60-bed state-of-the-art rehabilitation hospital completed in 2010.  The project is net leased to Reliant Healthcare Partners, LLC, and an operating joint venture between a $2.5 billion private equity firm, Nautic Partners, and a group of physician investors.  The facility is located in Bedford, Texas, approximately one mile from Harris Methodist HEB Hospital, five miles from North Hills Hospital, and seven miles from Baylor Regional Medical Center at Grapevine.

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Combined, these three hospitals had nearly 600 acute care beds generating 36,000 inpatient admissions in 2010, of which over 2,500 are expected to require post-acute rehabilitation care.

“This is a great opportunity to acquire a brand new facility that has already generated higher patient volumes than originally anticipated from the referring hospitals,” said Todd Jensen, Chief Investment Officer for ARC Healthcare. “The Affordable Care Act will prohibit Medicare reimbursements to physician groups that own hospitals after 2010.  This has created a meaningful barrier to entry for existing physician owned hospitals and this facility.”  The acquisition of this property is anticipated to close in the 3rd quarter 2011.

ARC Healthcare has also executed a purchase and sale agreement to acquire a clinical outpatient building leased to the University of Wisconsin Medical Foundation (“UWMF”) located in Monona, Wisconsin, adjacent to Madison.  The property will combine resources of two older facilities located outside Madison to provide services for patients including X-ray, mammography, health and nutrition education and physical therapy.  The development is being constructed to meet US Green Building Council LEED Silver certification standards.  UWMF will enter into a ten year net lease upon completion and occupancy of the building, anticipated to occur September 2011.  Upon lease commencement and rent payment, ARC Healthcare will close on the property.  UWMF is a subsidiary entity of University of Wisconsin System.

“These assets are completely consistent with our investment strategy of acquiring a diversified portfolio of new, high-quality, income-producing healthcare facilities leased to strong operators and located in attractive markets; we’re pleased to be announcing these as our first acquisitions,” stated Mr. Jensen.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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